Exhibit 99.1

Priority Technology Holdings, Inc. Announces Receipt of Delisting Notice

Company intends to request an appeal with Nasdaq

On August 24, 2018, Priority Technology Holdings, Inc. (the “Company”) (NASDAQ: “PRTH”) received a written notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Listing Rules 5404(a)(3) and 5410(d) (the “Minimum Public Holders Rules”), which require the Company to have at least 400 round lot holders of its common stock and at least 400 round lot holders of its warrants, respectively, for initial listing on The Nasdaq Global Market. Furthermore, the Notice indicated that the Company’s units are not in compliance with Listing Rule 5225(b)(1)(A) because the components of the units, one share of common stock and one warrant, do not comply with the Minimum Public Holders Rules.

Pursuant to Listing Rule IM-5101-2, the Company was required to meet all of the requirements for initial listing on The Nasdaq Global Market, including the Minimum Public Holders Rules, following the previously announced business combination between the shareholders of M I Acquisitions, Inc. (as predecessor to the Company) and Priority Holdings, LLC (the “Business Combination”). Although M I Acquisitions, Inc. securities had been historically listed on The Nasdaq Capital Market, in connection with the Business Combination, the Company submitted an initial listing application with respect to The Nasdaq Global Market because the Company would not, following the Business Combination, meet The Nasdaq Capital Market requirement for minimum stockholders’ equity as set forth in Listing Rule 5505(b)(2)(B).

The Notice states that, unless the Company requests an appeal, Nasdaq intends to suspend the Company’s common stock, warrants and units at the opening of business on September 4, 2018 and remove them from listing and registration on Nasdaq. The Company intends to appeal Nasdaq’s determination and request a hearing from a Nasdaq Hearings Panel to demonstrate compliance with the Minimum Public Holders Rules and, if necessary, to request an extension of time within which to do so. This hearing request will stay the suspension of the Company’s securities pending the determination of the panel.

“The Company’s Board of Directors believes the failure to attain the required 400 round lot holder threshold can be attributable primarily to a lack of liquidity in the Company’s common stock. As a result, the Company has undertaken steps that it believes may provide for further liquidity in the Company’s common stock, including filing and taking effective a registration statement on Form S-3 with the SEC to register the resale of up to 1.5 million shares of its common stock held by certain officers and directors of the Company. During the pendency of the Nasdaq appeals process, the Company will continue to evaluate additional measures focused on increasing liquidity of its common stock, with the goal of allowing the Company to meet the Nasdaq 400 round lot holders requirement through a wider distribution of its publicly-traded common stock,” stated Thomas C. Priore, Executive Chairman of the Company.

About Priority Technology Holdings, Inc.

Priority Technology Holdings, Inc. is a leading provider of merchant acquiring and commercial payment solutions, offering unique products and service capabilities to its merchant network and distribution partners. The enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing it to provide end-to-end solutions for payment and payment-adjacent opportunities. Headquartered in Alpharetta, GA, Priority has approximately 520 employees and is led by an experienced team of payment technology executives.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the Company’s intent to appeal the Panel’s decision, the continued listing of its securities on Nasdaq and the outcome of the appeal process and related matters. These statements are based upon current expectations, beliefs and assumptions of Company management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the risk that any appeal, if filed, will not be successful; uncertainties relating to the ability of the Company to cure any delinquencies in compliance with Nasdaq Listing Rules; and risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters. You are cautioned not to place undue reliance on such statements and to consult the Company’s Current Report on Form 8-K filed July 31, 2018 and other filings with the SEC for additional risks and uncertainties that may apply to the Company’s business and the ownership of the Company’s securities. The Company’s forward-looking statements are presented as of the date made, and the Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Christopher S. Prince

Priority Technology Holdings, Inc.

404-952-2149